Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors

PyraMax Bank, FSB

We hereby consent to the (i) inclusion of our audit report dated September 6, 2018, related to the financial statements of PyraMax Bank, FSB, as filed in the Registration Statement on Form S-1 and the Form MHC-1/MHC-2 Notice of Mutual Holding Company Reorganization and Application for Approval of a Minority Stock Issuance by a Subsidiary of a Mutual Holding Company, (ii) being named as an expert in the Prospectus and (iii) inclusion of the state tax opinion in the Registration Statement on Form S-1 and Form MHC-1/MHC-2 Notice of Mutual Holding Company Reorganization and Application for Approval of a Minority Stock Issuance by a Subsidiary of a Mutual Holding Company.

Wipfli LLP

Appleton, Wisconsin

September 7, 2018